KEY EXECUTIVE EMPLOYMENT AGREEMENT

THIS KEY EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made this 24th day of March, 2009 (the “Effective Date”), by and between CYBERDEFENDER CORPORATION, a California Corporation (the “Company”), and Kevin Harris, (the “Executive”).

WHEREAS, on January 13, 2009, the Company’s Board of Directors duly appointed the Executive as its Chief Financial Officer and authorized the Company to negotiate and enter into a definitive employment agreement with the Executive in accordance with certain key terms approved and adopted by the Board of Directors on such date (the “Initial Terms”);

WHEREAS, Executive became a full-time employee of the Company on January 1, 2009 (the “Commencement Date”), performing the duties of Chief Financial Officer as of such date, and prior to the Commencement Date he performed similar duties as an independent contractor of the Company;

WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive’s employment by the Company and to modify, supersede and replace the Initial Terms as provided herein;

NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

Terms & Conditions

1.	Employment. Company hereby hires Executive to continue serving as its Chief Financial Officer and to become a member of the Company’s Board of Directors as of the date of this Agreement.

2.
Duties.  Policies.  Executive agrees to serve as the Chief Financial Officer as defined in Exhibit “A,” attached and incorporated herein by reference, subject to the terms set forth in this Agreement.  Executive hereby accepts such employment on the terms and conditions described herein.  Executive shall obtain the prior written approval of the Company’s Board of Directors (which approval shall not be unreasonably withheld), before Executive shall be entitled to serve as director on the governing boards of other for-profit or not-for-profit entities and to retain any compensation and benefits resulting from such service, so long as such service does not unduly interfere with his duties and obligations under this Agreement. Company acknowledges that Executive currently serves as Treasurer on the board of Lollipop Theater Network, a 501(c)(3) non-profit organization.

3.
Standard of Performance.  Executive shall at all times faithfully and industriously and to the best of Executive’s ability, experience, and talents perform all of the duties that may be required of Executive and as may be assigned to Executive from time to time by the Board of Directors of the Company consistent with the terms of this Agreement.  Executive shall work on a full-time basis for Company. Executive at no time shall provide services to competing businesses.

4.
Term.  The term of Executive’s employment pursuant to this Agreement is deemed to have commenced as of the Commencement Date, as described in the recitals of this Agreement, and shall and continue until the 31st day of December, 2010 (the “End Date”), or upon termination of this Agreement described in Section 7 below, whichever shall occur first (the “Term”).     All previous employment agreements shall be null and void and this agreement shall serve as the final employment agreement. If this Agreement has not been previously terminated pursuant to Section 7 below, then, without further action by either party, this Agreement shall be renewed for a successive period of 1 year from the End Date, and in each succeeding year thereafter for an additional 1 year renewal Term or, in each case until termination as described herein, unless Executive is otherwise notified in writing at least 90 days before the end of the initial Term or any of the successive one year terms.

5.
Compensation.  In consideration of all services rendered during the term of this Agreement, Company shall pay Executive the amounts described in Exhibit “A”, which is attached and incorporated fully by reference herein.  Executive will receive no additional compensation for serving the Company in any other capacity, unless by prior written approval of the Board of Directors.  Executive’s base salary shall not be decreased during the Term.

a.
Benefits and Expenses.  Subject to Section 6 and upon satisfaction of applicable eligibility requirements, Executive shall be entitled to participate in all fringe benefits which Company may from time to time make generally available to other Executives of the Company with comparable responsibilities, subject to the provisions of those programs, including but not limited to incentives, bonuses, family health, family dental, at home and mobile Internet access, cell phone, 401K matching, disability, and other plans and programs (collectively “Benefits”) as may be offered by Company from time to time.

b.
Stock Option Entitlement.  Executive shall be entitled to stock options in Company as described in Exhibit “A.”  Said entitlement is based upon Executive’s continued employment, subject to the provisions of Sections 7 and 8 below, during the initial term of this Agreement.  All stock options granted to Executive pursuant to this Agreement shall be governed by the terms and conditions of the Company’s stock option plan and stock option agreement as approved by the Company’s Board of Directors.

c.
Incentive Bonus Compensation.  Executive shall be entitled to bonus compensation as described in Exhibit “A” based upon achievement of milestones as noted as well as any other Company incentive bonus compensation plans as Company may adopt from time to time.

d.
Vacation.  Executive shall be entitled to vacation time, as defined in Exhibit “A” attached hereto and incorporated by reference herein, during each year of the term of the Agreement.  Executive shall take vacations in accordance with the Company’s policies as they may change from time to time.

6.
Deductions.  Company shall deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future federal, state, or local law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction or withholding.

7.
Termination.  This Agreement and Executive’s employment by Company may be terminated prior to the end of the initial term (or any renewal period) upon thirty (30) days’ prior written notice from Executive to the Company, with the termination date effective upon the lapse of thirty days from the receipt of notice of intent to terminate (the “Effective Termination Date”).  Executive’s employment may be terminated by Company prior to the End Date of the initial Term or any renewal Term, i) upon any change of control as described in Subsection (a) below; ii) upon Executive’s Constructive Termination as described in Subsection (b) below; (iii) in the event of Executive’s death or disability as described in Subsection (c) below; or iv) for cause, as defined in Subsection (d) below.

a.
Change of Control.  All stock option grants and contingent stock option grants, as described in Exhibit “A” Bonuses, shall automatically vest upon a Change of Control. The term "Change of Control" shall mean the sale or disposition by the Company to an unrelated third party of 50% or more of its business or assets, or the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company to an unrelated third party, or the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest in the Company to an unrelated third party however Change of Control shall not include the Company’s ongoing fundraising efforts and potential changes in the capitalization structure.  Equity grants shall completely vest upon the completion of Change of Control described in this section.  In the event of a termination upon a Change of Control, Executive will receive Post Termination Benefits, as defined in Exhibit “A”.

b.
Constructive Termination. The term "Constructive Termination" shall mean (i) a change in the position, authority, duties, responsibilities (including reporting responsibilities) or status with the Company of the Executive that is inconsistent in any material and adverse respect with the Executive's position, authority, duties, responsibilities or status with the Company as provided in this Agreement, (ii) an adverse change in the Executive's title, (iii) any reduction in salary not agreed to by the Executive, unless such reduction is concurrent with and part of a Company-wide reduction in salary for all employees, (iv) any breach by the Company of any other material obligation of the Company under this Agreement, (v) any requirement by the Company to relocate Executive to an office outside of Los Angeles County, California or outside a thirty (30) miles radius from Executive's residence as of the Effective Date, (vi) any purported termination by the Company of the Executive's employment other than as permitted by this Agreement, or (vii) the failure of Executive to be elected or reelected to the Board of Directors during the Term.

c.
Disability.  Company may terminate Executive's employment if Executive suffers a disability that renders Executive unable, as determined in good faith by the Board, to perform the essential functions of the position, even with reasonable accommodation, for six months in any 12-month period.  If Executive's employment is terminated under this section 7(c), Executive shall receive payment for all accrued salary, earned and pro rata bonus compensation, vacation time, and benefits under Company benefit plans through the Termination Date, which for purposes of this section shall be a date specified by the Board.  After the Termination Date, Company shall not pay to Executive any other compensation or payment of any kind, or severance, or payment in lieu of notice. However, all health and dental benefits provided shall be extended, at Executive’s election and cost, to the extent permitted by Company’s policies and benefit plans, for six months after Executive’s Termination Date, except as required by law (e.g. COBRA health insurance continuation election).  Except as set forth in the preceding sentence, all benefits provided by Company to Executive under this Agreement or otherwise shall cease on the Termination Date.

d.
Cause.  The term “cause” in the event of termination of the Executive employment means: i) the commission of any act of fraud, embezzlement or dishonesty by the Executive that is materially and demonstrably injurious to the Company; ii) any act or omission by Executive which constitutes a material default or breach of the terms in this Agreement, including, but not limited to Sections 9 and 11; or iii) any other intentional misconduct by the Executive that has a material adverse affect on the business or affairs of the Company or its affiliates.  In the event the Company desires to terminate Executive for “cause” as defined herein, Company shall give Executive written notice of the circumstances constituting the termination for “cause” per Section 13, below.  After receipt of such notice, Executive shall have fifteen (15) days to cure the circumstances constituting “cause” to the satisfaction of the Company’s Board of Directors.  The determination as to whether or not such circumstances have been sufficiently cured by Executive shall be determined by a majority of the Board of Directors, in their sole and absolute discretion.

8.
Consequences of Termination.  In the event of termination as described in Section 7, Company shall be obligated to make payments and provide benefits accrued to the Executive within three (3) business days of the Effective Termination Date.

a.	Termination by Company.

i.
For Cause.  Upon effective termination for cause, Executive is entitled to accrued salary, earned and pro rata bonus compensation, vested stock options and vested benefits.  No severance or Post Termination Benefits will be paid.

ii.
Without Cause. Where Company terminates Executive at its sole discretion but without cause, Executive is entitled to accrued salary, earned and pro rata bonus compensation, full vesting of all stock options granted or conditionally granted,  and the Post Termination Benefits as identified in Exhibit “A” herein.

iii.
b.	Constructive Termination. In the event of Constructive Termination of Executive, Executive is entitled to:

i.
occurring later than six (6) months after the Effective Date, upon termination of employment Executive is entitled to accrued salary, earned and pro rata bonus compensation, vested benefits, full vesting of all stock option grants and conditional grants, and Executive will receive Post Termination Benefits, as defined in Exhibit “A”.

ii.
occurring earlier than six (6) months after the Effective Date, upon termination of employment Executive is entitled to accrued salary, earned and pro rata bonus compensation, vested benefits, and vested stock options and a lump sum severance benefit equal to three (3) months salary (of Executive’s base salary at the time of termination).

c.	Termination by Executive.

i.
Voluntary.  Where Executive voluntarily terminates Executive’s employment with Company, for any reason other than retirement, death or disability (as defined in Section 7(b)), Executive is entitled to accrued unpaid salary, earned and pro rata bonus compensation, vested stock options and any benefits required by law.  Any Post Termination Benefits are not available and not payable to Executive should Executive terminate employment by reason hereof.

ii.
Involuntary.  Where Executive's employment is terminated due to retirement, death or disability, then the Executive or the Executive's representative (including anyone representing Executive's interests subsequent to the above-mentioned events) is entitled to any accrued unpaid salary, earned and pro rata bonus compensation, vested stock and stock options,.

9.
Technology and Confidential Information.  Executive is retained by the Company in a capacity in which he may generate intellectual property of value to the Company, and under conditions in which he shall have access to Confidential Information which is unique and valuable to the Company and not generally known.  Accordingly, Executive agrees that:

a.	Definitions.

(1)
The term “Intellectual Property” as used in this Agreement includes, for example: concepts; discoveries; developments and technical contributions; manufacturing, engineering and programming techniques; designs; computer software and programs; data and technical information (irrespective of whether in human or machine readable form), inventions (whether or not patentable), works of authorship, mask works; and trademarks and goodwill;

(2)
The term “Affiliated Companies” used in this Agreement means any business entity: (i) which is owned in whole or in part by the Company; (ii) which is owned by a business entity which is owned in whole or in part by the Company; (iii) which owns a controlling interest in the Company; or (iv) in which a controlling interest is owned by a business entity which in turn owns the Company;

(3)
The terms “Intellectual Property Relevant to the Company” and “Relevant Intellectual Property” as used in this Agreement means all Intellectual Property that Executive may, during the Term and within Executive’s scope of employment, solely or jointly with others author, conceive, develop or reduce to practice, or cause to be authored, conceived, developed or reduced to practice.

(4)	The term “Confidential Information” as used in this Agreement means any and all Intellectual Property and technical and business information disclosed to Executive by the Company which:

(a)	concerns or relates to any aspect of the business of the Company or any Affiliated Company,

(b)	is owned or used by the Company or any Affiliated Company, or

(c)	is, for any reason, otherwise treated as confidential by the Company or an Affiliated Company;

except such items which Executive can show by clear and convincing evidence were:

(d)	publicly and openly known (i.e., in the public domain) prior to the date of this Agreement, or

(e)	subsequent to the data this Agreement, became publicly and openly known through no fault of Executive.

b.
Development and Disclosure of Intellectual Property to Company. During the Term, Executive will assist the Company in all reasonably possible ways within Executive’s duties and expertise, in the discovery, perfection and development of Relevant Intellectual Property and will, at all times, promptly and fully disclose all such Relevant Intellectual Property to the Company, recognizing that any Intellectual Property Relevant to the Company shall be the exclusive property of the Company or its nominee, whether or not reduced to practice, published, or patented, copyrighted or licensed to others.

c.
Assignment. Except as provided in Section 9(h) below, Executive hereby assigns (and will assign without further consideration, except as may be provided by statute) to the Company or its nominee all rights to all Relevant Intellectual Property (whether or not patentable, copyrightable, or susceptible to any other form of protection) in the United States and all foreign countries.  With respect to Relevant Intellectual Property, this assignment includes, among other things:

(1)	The full and exclusive right, title and interest to such Intellectual Property, in the United States and all other countries;

(2)	The right of priority and all other rights under any and all international agreements to which the United States of America adheres;

(3)	The right to file and prosecute applications in any and all countries for patents, copyright registrations, design registrations, mask work protection and/or other protection; and

(4)
All applications for patents, copyright registrations, design registrations, mask work protection and/or other protection, and all patents, registrations and the like which result in such applications.

d.
Work for Hire. Any copyrightable works comprising Relevant Intellectual Property will be Works for Hire under the copyright laws of the United States with respect to all of the rights comprised in such works, including any separate contributions to collective works.

e.
No Inconsistent Acts; Assistance to the Company. Executive shall not, at any time during the Term or thereafter, knowingly take, or knowingly cause, any action or omission which would be inconsistent with or tend to impair the rights of the Company or any Affiliated Company in Relevant Intellectual Property or in Confidential Information, and Executive will,  subject to reasonable hourly compensation, assist the Company in every proper and legal way to obtain, maintain and protect its rights in Relevant Intellectual Property, and its rights in Confidential Information to which Executive had access during the Term.

f.
No Unauthorized Disclosure or Use of Confidential Information. Executive acknowledges that any unauthorized disclosure or use of Confidential Information to which he shall have access by virtue of his position in the Company may cause the Company irreparable injury or loss.  Accordingly, Executive shall not, at any time during the Employment Term or for a period of one (1) year thereafter, use any Confidential Information in any manner not expressly authorized by the Company and, unless Executive has prior written authorization from the Company, shall not disclose to others any Confidential Information or use any Confidential Information other than as required in the performance of Executive’s duties under this Agreement.

g.
Return of Confidential Information And Company Materials. Upon termination of this Agreement, Executive will return to the Company all Confidential Information, and any other documents relating to the business of the Company or any Affiliated Company, and all Company documents, equipment and supplies that may be in Executive’s possession.  Executive will return to Company all copies of Company documents, drawings, software and programs, including all recordings on magnetic, optical or other media, and all listings, and shall not take or retain any copies thereof.

h.
Exception to Assignments.  It is agreed and acknowledged that the provisions of this Agreement requiring assignment by Executive of Intellectual Property to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit “B”).

10.
Injunctive Relief.  The parties agree that damages would be an inadequate remedy for Company in the event of a breach or threatened breach of Section 9(f) of this Agreement by Executive, and in the event of any such breach or threatened breach, Company may, either with or without pursuing any potential damage remedies, seek to obtain and enforce an injunction prohibiting Executive from violating Section 9(f) of this Agreement and requiring Executive to comply with its terms.

11.
Representations.  Executive hereby represents and warrants to Company that he: (a) is not now under any contractual or quasi-contractual obligation that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair Executive’s performance of his obligations under this Agreement; (b) that he has been advised that he may seek the advice and representation of independent counsel prior to entering into this Agreement; and (c) fully understands its terms and provisions. Company hereby represents and warrants that the execution and delivery of this Agreement has been duly authorized by the Company and that the Company has taken all necessary corporate action for such execution and delivery.

12.
Attorneys’ Fees.  If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, as well as costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

13.
Notices.  Any notices provided hereunder must be in writing and shall be deemed effective on the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing first class mail to the recipient at the address indicated below:

CYBERDEFENDER CORPORATION	EXECUTIVE
617 West 7th Street Suite 401	P.O. Box 492105
Los Angeles, CA 90017	Los Angeles, CA 90049

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

14.
Severability.  If any term, provision, or part of this Agreement is found by a court to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions, and parts of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  On such determination that any term, provision, or part of this Agreement is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the parties’ original intent as closely as possible to the end that the transactions contemplated by this Agreement and the terms and provisions of this Agreement are fulfilled to the greatest extent possible.

15.
Entire Agreement.  This document (and the agreements, plans and exhibits referred to herein) constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter of the Agreement and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.  Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to Executive’s employment by Company, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no future force and effect.

16.
Counterparts.  This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

17.
Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and Company, and their respective successors and assigns, except that Executive may not assign any of his rights or duties under this Agreement without Company’s prior written consent.

18.
Amendments.  No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.  Except for Executive’s estate or legal representative and affiliates of Company, nothing in this Agreement, express or implied, is intended to confer on any third person any rights or remedies under or because of this Agreement.

19.	Choice of Law. Executive and Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties now execute this Agreement, to be effective on the date first stated in this Agreement.

ACKNOWLEDGED AND ACCEPTED:

EXECUTIVE

/s/ Kevin Harris
Kevin Harris

ACCEPTED AND AGREED:

CYBERDEFENDER CORPORATION

/s/ Gary Guseinov
Gary Guseinov
Chief Executive Officer

EXHIBIT A

1.  Job Description – Executive shall perform such duties as are consistent with his position as Chief Financial Officer as may be reasonably required by Company’s Board of Directors (the “Board”).  Such duties shall include, without limitation, the duties and responsibilities typically carried out by a Chief Financial Officer, specifically including without limitation:

•	Manage all aspects of finance/accounting/administration and human resources
•	Provide financial guidance to all members of management and departments
•	Create processes related to financial control
•	Manage all Investor Relations activities
•	Manage Human Resources department
•	Manage Senior Analyst
•	Manage customer rebilling and chargebacks
•	Manage office / facilities / admin staff
•	Absorb oversight of day to day financial activity from CEO
•	Manage Company’s implementation of SOX404
•	Manage Public reporting process with Company’s counsel and auditors
•	Prepare and maintain running financial forecast(s)
•	Occasional meetings with board and investors
•	Assist CEO as needed in relation to Business Development and Growth Management
•	Manage Company’s expansion into larger facilities
•	Absorb many of the responsibilities currently handled by outside counsel and assist the Company in reducing its dependence on this service
•	Active member of Board of Directors

2.	Compensation:

•
One Hundred and Ninety Thousand US Dollars ($190,000) per year, payable bi-monthly.  The Company and Executive agree to review Executive’s base salary at least every six (6) months from the date of this Agreement and may at its discretion increase the Executive’s base salary.

•
Two Hundred Thousand (200,000) CyberDefender options - $1.00 per share, ten year term, 25,000 to vest immediately and 25,000 to vest on April 1, 2009 and rest (150,000) to vest in 24 equal monthly increments over the 2 year term of this Agreement starting as of the Commencement Date.

3.
Directors and Officers Insurance  - Executive shall be initially appointed to the Company’s Board of Directors and Company agrees to secure directors and officers liability insurance covering Executive in his capacity as an officer and director of Company in the amount of no less than $1,000,000 or as otherwise determined by the Board.

4.
Bonuses - Ability to earn up to 25% of base compensation in performance bonuses per year based on achieving agreed upon goals. In addition, to be included in any Executive bonus pool or deferred compensation arrangement.

Goals will be measured by Qtr and bonuses will be paid earned by Qtr.  Total bonus for 2009 is estimated at 25% of $190K or $47,500 and 100,000 Options at $1.00 per share which breaks down to $11,875 and 25,000 per Qtr., respectively.  The goals for measuring this are:

•	Effectively transition the role of CFO and join Board of Directors
•	Successfully manage the 12-31-08 10-K audit and filing
•	Manage shareholder inquiries, investment banking relationships, etc…
•	Develop Sarbanes Oxley documentation – effectively saving the Company $30-50K in Q1 2009.
•	Provide guidance on implementation of new E-Commerce System
•	Reduce chargeback rates to below 1%
•	Help raise growth capital for the company ($2M to $5M in 2009)
•	Manage overall growth – improve hiring protocols
•	Negotiate new office space to accommodate growth
•	Reduce dependence on outside legal – reduce legal expense by 25% from prior periods
•	Alleviate certain responsibilities from CEO to free up his time to focus on business development – specific responsibilities to be identified by CEO (check signing, invoice approvals, etc…)
•	Cash bonuses will be paid out when the company is cash flow positive as per board approval.

Options will vest evenly over a two-year period as earned per above.

Total bonus for 2010 to be equal to or greater than 2009 bonus, specifics to be agreed upon by the parties on or about January 1, 2010.

4.	Benefits

Benefits: The Company shall pay for major health and dental insurance for the employee and immediate family as per the existing senior management plan of the Company.  Car allowance of $750 per month

Paid Sick/Personal Leave:     Up to six days maximum per annum or in line with established Company policy for employees at the CXO level.

Business Expenses: Company agrees to reimburse employee for any reasonable and customary business expense incurred by employee, including and not limited to travel, accommodations, transportation, professional license fees, personal car business mileage, mobile phone and data usage, business entertainment, and any office expenses not paid directly by the Company, subject to the Company’s travel and expense policy.

5.	Vacation – 4 weeks paid vacation. Must get approval from management team before taking vacation.

6.
Post Termination Benefits – Executive will receive his monthly base salary then in effect for the lesser of: (a) six (6) months, or (b) the remaining term of this Agreement.  Further, Executive will receive continuing coverage under any existing health and dental insurance program for a period of six (6) months following termination of this Agreement.

ACKNOWLEDGED:          Executive: __________   Company: __________